Exhibit 97

DOMINION ENERGY, INC.

POLICY FOR RECOVERY OF

PREVIOUSLY AWARDED COMPENSATION

1. PURPOSE. This Policy describes the circumstances in which Erroneously Awarded Compensation will be recovered from Executive Officers in the event of an Accounting Restatement. This Policy is intended to comply with, and shall be interpreted to be consistent with, the requirements of Exchange Act Section 10D, Exchange Act Rule 10D-1 and Section 303A.14 of the Exchange Listed Company Manual.

2. ADMINISTRATION. The Board has delegated the administration of this Policy to the Committee. The Committee shall have full and final authority to make all determinations under this Policy, including without limitation, the authority to: (i) construe all terms, provisions, conditions and limitations of this Policy; (ii) correct any defect, supply any omission or reconcile any inconsistency that may appear in this Policy in such manner and to such extent as the Committee shall deem appropriate; and (iii) make all other determinations or take any actions necessary or advisable for the administration of this Policy. Any determination made by the Committee shall be final and binding on all affected individuals and need not be uniform with respect to each Executive Officer covered by the Policy. The Committee is authorized and directed to consult with the full Board or such other committee of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation of applicable law, the Committee may authorize and direct any officer or employee of the Company to take any and all administrative actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such person).

3. COVERED OFFICERS. This Policy applies to all Incentive-Based Compensation Received by a person on or after the Effective Date: (i) after beginning service as an Executive Officer; (ii) if that person served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; (iii) while the Company had a class of securities listed on a national securities exchange or a national securities association; and (iv) during the applicable Recovery Period.

4. REQUIRED RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION.

A.
In the event of an Accounting Restatement, the Company shall reasonably promptly recover any Erroneously Awarded Compensation that was Received by any current or former Executive Officer during the applicable Recovery Period. The amount of Erroneously Awarded Compensation shall be determined by the Committee in its sole discretion and computed without regard for any taxes paid. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements are filed.

B.
Notwithstanding the foregoing, the Company shall not be required to seek recovery of Erroneously Awarded Compensation if one of the following conditions is met and the Committee determines that recovery would be impracticable:

(i)
The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempt(s) and provided such documentation to the Exchange;

(ii)
Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, in a form acceptable to the Exchange, that recovery would result in such a violation and a copy of the opinion is provided to the Exchange; or

(iii)
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

5. METHOD OF RECOVERY. The Committee shall have broad discretion to determine the appropriate means and timing (which shall in all circumstances be reasonably promptly) of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances, which may include without limitation: (i) seeking reimbursement of all or part of any cash or equity-based award; (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid; (iii) cancelling or offsetting against any planned future cash or equity-based awards; (iv) forfeiture of deferred compensation; and/or (v) any other method authorized by applicable law or contract. Subject to applicable law, the Committee may seek recovery under this Policy from any amount otherwise payable to the Executive Officer, including amounts payable to such individual under any Company plan or program, including base salary, bonuses or commission and compensation previously deferred by the Executive Officer. In addition, the Company may enter into deferred payment plans with an Executive Officer to effectuate recovery to avoid unreasonable economic hardship.

6. INDEMNIFICATION PROHIBITION. The Company is prohibited from indemnifying any Executive Officer or former Executive Officer against the loss of Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any such Executive Officer to cover any such loss.

7. REPORTING AND DISCLOSURE. The Company shall file all disclosures with respect to such Policy in accordance with the requirements of the federal securities laws, including the disclosure required by Commission filings.

8. EFFECTIVE DATE. This Policy shall be effective as of the Effective Date.

9. AMENDMENT; TERMINATION. The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. The Board may terminate this Policy at any time.

10. OTHER RECOVERY RIGHTS. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any incentive award agreement or any other legal remedies available to the Company. Nothing contained in this Policy, and no recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against an Executive Officer arising out of or resulting from any actions or omissions by the Executive Officer.

DEFINITIONS:

“Accounting Restatement” means an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statement, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period.

“Board” means the Board of Directors of the Company.

“Commission” means the U.S. Securities and Exchange Commission.

“Committee” means the Compensation and Talent Development Committee of the Board.

“Company” means Dominion Energy, Inc.

“Effective Date” means October 2, 2023.

“Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had the amount of such Incentive-Based Compensation been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, (i) the amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and (ii) the Company shall maintain documentation of the determination of such reasonable estimate and provide such documentation to the Exchange.

“Exchange” means the New York Stock Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of the Company’s subsidiaries are deemed Executive Officers if they perform such policy making functions for the Company. Policy-making functions are not intended to include policy-making functions that are not significant. Identification of an Executive Officer for purposes of this Policy would include at a minimum executive officers identified pursuant to 17 C.F.R. 229.401(b).

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measure. Stock price and total shareholder return are considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Commission.

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, Incentive-Based Compensation shall not include any salaries, discretionary bonuses, non-equity incentive plan awards earned upon satisfying a strategic measure (e.g., consummating a merger or divestiture) or operational measure (e.g., completion of a project), or equity-based awards that are not contingent on achieving any Financial Reporting Measure.

“Policy” means this Policy for Recovery of Erroneously Awarded Compensation.

“Received” Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“Recovery Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).

“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.